UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

THE CHEESECAKE FACTORY INCORPORATED

(Exact name as specified in charter)

Delaware	51-0340466
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

26901 Malibu Hills Road, Calabasas Hills, California 91301
(Address of Principal Executive Offices) (Zip Code)

THE CHEESECAKE FACTORY INCORPORATED
2010 STOCK INCENTIVE PLAN
(Full title of the plan)

W. Douglas Benn
Executive Vice President and
Chief Financial Officer
The Cheesecake Factory Incorporated
26901 Malibu Hills Road
Calabasas Hills, California  91301
(818) 871-3000
(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $0.01 par value per share	2,400,000	$57.355	$137,652,000	$15,996

(1)              In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement also covers any additional securities to be offered or issued pursuant to the employee benefit plan described herein as a result of the adjustment provisions thereof.

(2)              Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and (h) and is calculated based on the average of the high and low selling prices of the Company’s Common Stock on The Nasdaq Global Select Stock Market on August 3, 2015.

THE CHEESECAKE FACTORY INCORPORATED

REGISTRATION STATEMENT ON FORM S-8

INTRODUCTION

This Registration Statement on Form S-8 is filed by The Cheesecake Factory Incorporated (the “Registrant” or the “Company”) relating to 2,400,000 shares of its common stock, par value $0.01 per share, which reflects an increase in the number of shares authorized for issuance under the Registrant’s 2010 Stock Incentive Plan as approved by the Company’s stockholders effective May 28, 2015.

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

The documents containing the information specified in Part I of Form S-8 (plan information and registrant information) will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).  In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the Securities and Exchange Commission are incorporated by reference herein:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 30, 2014, as filed with the Commission on February 27, 2015;

(b)	The Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, and June 30, 2015, as filed with the Commission on May 8, and August 6, 2015 respectively;

(c)	Registrant’s Current Reports on Form 8-K, as filed with the Commission on January 21, February 11, February 18, March 2, March 9, April 2, April 22, May 27, June 3, July 1, and July 22, 2015;

(d)	The description of the Registrant’s Common Stock contained in the Registration Statement on Form 8-A, as filed with the Commission on August 18, 1998;

(e)	The Registrant’s Amendment No. 1 to Form 8-A, as filed with the Commission on November 13, 2003; and

(f)	The Registrant’s Amendment No. 2 to Form 8-A, as filed with the Commission on August 1, 2008.

All other documents filed by the Registrant subsequent to the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the respective dates of filing of such documents.  Any information that is furnished in any document incorporated or deemed to be incorporated by reference herein but that is not deemed “filed” under the Securities Act or the Exchange Act is not incorporated by reference herein.

Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed documents which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

Not Applicable.

Item 6.  Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of Delaware provides, in summary, that the directors and officers of the Company may, under certain circumstances, be indemnified by the Company against all expenses incurred by or imposed upon them as a result of actions, suits or proceedings brought against them as such directors and officers, or as directors or officers of any other organization at the request of the Company, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, have no reasonable cause to believe their conduct was unlawful. No indemnification shall be made, however, against expenses with respect to any claim issued or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. Section 145 of the Delaware General Corporation Law also provides that directors and officers of the Company are entitled to such indemnification by the Company to the extent that such persons are successful on the merits or otherwise in defending any such action, suit or proceeding. The Company’s Bylaws and Restated Certificate of Incorporation provide for the indemnification by the Company of officers and directors to the fullest extent permitted by the Delaware General Corporation Law.

The Company has entered into agreements to indemnify its directors and officers in addition to the indemnification provided for in the Bylaws. These agreements, among other things, indemnify the Company’s directors and officers for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in the right of the Company, on account of services as a director or officer of the Company or as a director or officer of any subsidiary of the Company, or as a director or officer of any other company or enterprise that the person provides services to at the request of the Company. The Company believes that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers.

Section 102 of the Delaware General Corporation Law provides that a corporation, in its Certificate of Incorporation, may eliminate the personal liability of its directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, other than liability for (1) any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) any transaction from which the director derived an improper personal benefit and (4) unlawful payment of dividends, or unlawful stock purchase or redemptions. The Company’s Restated Certificate of Incorporation provides for the elimination of personal liability of its directors to the fullest extent permitted by Section 102 of the Delaware General Corporation Law.

The Company maintains an insurance policy pursuant to which the directors and officers of the Company are insured, within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of certain claims, actions, suits or proceedings, and certain liabilities which might be imposed as a result of such claims, actions, suits or proceedings, which may be brought against them by reason of having been such directors or officers.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

The Exhibits required to be filed as part of this Registration Statement are listed in the attached Exhibit Index.

Item 9.  Undertakings.

(a)         The undersigned Registrant hereby undertakes:

(1)              To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)               To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)            To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that, paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)              That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)              To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calabasas Hills, State of California on this 10th day of August, 2015.

By:	/s/ W. Douglas Benn
W. Douglas Benn
Executive Vice President and Chief Financial Officer (Principal Financial Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David Overton and W. Douglas Benn, or any one of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ DAVID OVERTON	Chairman of the Board and	August 10, 2015
David Overton	Chief Executive Officer
(Principal Executive Officer)

/s/ W. DOUGLAS BENN	Executive Vice President and	August 10, 2015
W. Douglas Benn	Chief Financial Officer
(Principal Financial Officer)

/s/ CHERYL M. SLOMANN	Vice President, Controller and	August 10, 2015
Cheryl M. Slomann	Chief Accounting Officer
(Principal Accounting Officer)

/s/ ALEXANDER L. CAPPELLO	Director	August 10, 2015
Alexander L. Cappello

/s/ JEROME I. KRANSDORF	Director	August 10, 2015
Jerome I. Kransdorf

/s/ LAURENCE B. MINDEL	Director	August 10, 2015
Laurence B. Mindel

/s/ DAVID B. PITTAWAY	Director	August 10, 2015
David B. Pittaway

/s/ DOUGLAS L. SCHMICK	Director	August 10, 2015
Douglas L. Schmick

/s/ HERBERT SIMON	Director	August 10, 2015
Herbert Simon

EXHIBIT INDEX

Unless otherwise indicated below as being incorporated by reference to another filing of the Company with the Commission, each of the following exhibits is filed herewith:

Exhibit No.	Item	Form	File Number	Incorporated by Reference from Exhibit Number	Filed with SEC
4.1	Restated Certificate of Incorporation including Certificate of Designation of Series A Junior Participating Cumulative Preferred Stock	10-K	000-20574	3.1	2/23/2011
4.2	Amended and Restated Bylaws as of May 20, 2009	8-K	000-20574	3.8	5/27/2009
4.3	Rights Agreement dated as of August 4, 1998 between The Cheesecake Factory Incorporated and U.S. Stock Transfer Corporation	8-A	000-20574	1	8/18/1998
4.4	Amendment No. 1 to Rights Agreement dated as of November 4, 2003 between The Cheesecake Factory Incorporated and U.S. Stock Transfer Corporation	Amend. No. 1 to Form 8-A	000-20574	2	11/13/2003
4.5	Amendment No. 2 to Rights Agreement dated as of August 1, 2008 between The Cheesecake Factory Incorporated and Computershare Trust Company	Amend. No. 2 to Form 8-A	000-20574	3	8/1/2008
5.1	Opinion of Sheppard Mullin Richter & Hampton LLP	-	-	-	Filed herewith
23.1	Consent of PricewaterhouseCoopers LLP	-	-	-	Filed herewith
23.2	Consent of Sheppard Mullin Richter & Hampton LLP (included in its opinion filed as Exhibit 5.1)	-	-	-	See Exhibit 5.1
24.1	Power of Attorney	-	-	-	Contained on signature page

99.1	The Cheesecake Factory 2010 Stock Incentive Plan, as amended April 2, 2015 and approved by Registrant’s stockholders on May 28, 2015	Def 14A	000-20574	Appendix A	4/17/2015